EXHIBIT 99

                                     N E W S


(303) 232-2121


For Immediate Release:

                                  July 8, 1996

                     FIRST COLORADO BANCORP, INC. ANNOUNCES
                   OTS APPROVAL OF STOCK REPURCHASE PROGRAM


     Lakewood, Colorado - Mr. Malcolm E. Collier, Jr., Chairman of First Colorado Bancorp, Inc., Lakewood, Colorado (the "Company"), the holding company of First Federal Bank of Colorado (the "Bank"), announced today that the Office of Thrift Supervision ("OTS") has approved a stock repurchase program ("Program") providing for the repurchase of up to 1,006,712 shares of the Company's common stock representing up to 5% of the 20,134,256 shares of Common Stock outstanding. Shares may be purchased in the open market during the period ending December 31, 1996, subject to the availability of stock, market conditions, the trading price of the stock and the Company's financial performance. Repurchased shares will be held as treasury shares and will be utilized for general corporate purposes, including the issuances of shares in connection with the exercise of stock options awarded under the Company stock benefit plans.

     The Company is a unitary savings and loan holding company which owns all of the outstanding stock of the Bank. The Bank is a community-oriented, retail savings institution offering traditional deposit and mortgage loan products. The Bank primarily serves the Colorado counties of Denver, Adams, Arapahoe, Jefferson, Boulder, Douglas, Mesa, Delta and Montrose through a network of 26 offices, providing a full range of retail banking services, with emphasis on one-to-four family residential mortgages. Deposits at the Bank are insured up to the maximum permissible amount by the Federal Deposit Insurance Corporation ("FDIC"). The Corporation's common stock is traded on the Nasdaq National Market under the symbol "FFBA".

     For further  information,  please  contact Brian Johnson or Bill Marcoux at
(303) 232-2121.


215 South Wadsworth Boulevard, Lakewood, Colorado 80226


                          FIRST COLORADO BANCORP, INC.